Consultant Agreement

This Agreement is made and entered into as of the 23rd day of February, 2004, between Online Innovation, Inc. (the "Company) incorporated in the State of Delaware with an office located at 1118 Homer Street, Suite 118, Vancouver, British Columbia Canada, and The R.H. Barsom Company Inc. (the "Consultant"), incorporated in the State of New York with an office located at 324 East 77th St. New York, New York, USA.

RECITALS
A.
The consultant is being retained to increase the exposure of the company's products located at www.VirtuallyDating.com and www.UrbanFlirt.com to a wide audience of single adults that would have an interest in becoming members of the Company's web communities.

B.	The Company desires to obtain the assistance of the Consultant, and the Consultant is willing to provide such assistance with respect to such services.

Now, therefore, in consideration of the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged by each of the parties, The Company and Consultant hereby agrees as follows:

Term
This Agreement shall be effective for a three (3) month period (the "Term") commencing on the date hereof. No additional payments to the consultant under this agreement shall become due and payable other than what is specified in the Consultant Fee. If the Company wishes to retain the Consultant for a further period, a separate agreement must be agreed to by both parties.

Termination of Agreement
The Company has the irrevocable right to terminate this agreement after the first month with reasonable cause. The Consultant will have 20 business days to correct cause to the satisfaction of the Company.

Consultant Fee
For services rendered by the Consultant hereunder, the Consultant shall receive from the company upon signing of the Agreement, a one-time $5,000 dollar payment (the "Retainer") for the entire term of this Agreement. The Consultant has also represented and warranted that the Retainer paid to the Consultant by the Company shall be returned to the Company if the Consultant is deemed unsuccessful by the Company.

Services of the Consultant
a)
The Consultant agrees that during the Term of this Agreement, unless terminated with reasonable cause, consultant shall perform the Services, to the best of his ability. The parties agree that the general terms and conditions of this Agreement will govern the Consultant's work and that the Company will fairly judge the Consultant's results from his efforts in good faith.

b)	The Services performed by the Consultant may be performed at days and times, and in the order and sequence, as consultant deems desirable.

Confidentiality
Consultant acknowledges that as a consequence of its relationship with the company, it may have access to confidential information which may include the following types of information; financial statements and related financial information with respect to the Company and/or subsidiaries, trade secrets, products, product development, financing arrangements, financial relationships, future marketing collateral, business plans, certain methods of operation, procedures, improvements, systems, customer lists, supplier lists and specifications, and other private and confidential materials concerning the Company's business (collectively "the Confidential Information)

Consultant covenants and agrees to hold such Confidential Information strictly confidential and shall only use such information solely to perform its duties under this Agreement, and Consultant shall refrain from allowing such information to be used in any way for its own private or commercial purposes. Consultant shall also refrain from disclosing any such Confidential Information to any third parties. Consultant further agrees that upon termination or expiration of this Agreement, it will return all Confidential Information and copies thereof to the Company and will destroy all notes, reports and other material prepared by or for it containing Confidential Information. Consultant understands and agrees that the Company might be irreparably harmed by violation of this Agreement and that monetary damages may be inadequate to compensate the Company. Accordingly, the Consultant agrees that, in addition to any other remedies available to it at law or in equity, the Company shall be entitled to injunctive relief to enforce the terms of this Agreement.

Notwithstanding the foregoing, nothing herein shall be construed as prohibiting Consultant from disclosing any Confidential Information (a) which at the time of disclosure. Consultant can demonstrate either was in the public domain and generally available to the public or thereafter becomes a part of the public domain and is generally available to the public by publication or otherwise through no act of the Consultant; (b) which Consultant can establish was independently developed by a third party who developed it without the use of the Confidential Information and who did not acquire it directly or indirectly from Consultant under an obligation of confidence; (c) which Consultant can show was received by it after the termination of this Agreement from a third party who did not acquire it directly or indirectly from the Company under an obligation of confidence; or (d) to the extent that the Consultant can reasonably demonstrate such disclosure is required by law or in any legal proceeding, governmental investigation, or other similar proceeding.

Dispute Resolution
The parties shall resolve any disputes arising hereunder before a panel of one arbitrator selected pursuant to and run in accordance with the rules of the American Arbitration association. The arbitration will be held in New York, New York.

Each party shall bear their own attorneys' fees and costs of such arbitration. Disputes under this agreement shall be governed in accordance with and by the laws of the State of New York. The successful party in the arbitration proceedings shall be entitled to an award of reasonable attorneys' fees and costs and travel expenses from the Arbitrators.

THIS Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Consultant.

This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party's successors but may not be assigned without the prior written approval of the other party.

Online Innovation, Inc.		The R.H. Barsom Company, Inc.

By:	/s/ Chad D. Lee	By:	/s/ Richard E. Barnsom
	Chad Lee, President		Richard E. Barsom, President